Exhibit 5.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 17, 2012

Norfolk Southern Corporation
Three Commercial Place
Norfolk, Virginia 23510

Re:	Norfolk Southern Corporation-Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Norfolk Southern Corporation, a Virginia corporation (the “Company”), in connection with the public offering of up to (i) $595,504,000 aggregate principal amount of the Company’s 4.837% Notes due 2041 (the “2041 Exchange Notes”), to be issued and authenticated pursuant to the 2041 Notes Indenture (as defined below) and (ii) $4,492,000 aggregate principal amount of the Company’s 6.00% Senior Notes due 2111 (together with the 2041 Exchange Notes, the “Exchange Notes”), to be issued and authenticated pursuant to the 2111 Notes Indenture (as defined below). The Exchange Notes, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of (i) the issued and outstanding 4.837% Notes due 2041 of the Company (the “2041 Original Notes”) under an indenture, dated as of September 14, 2011 (the “2041 Notes Indenture”), by and between the Company and U.S. Bank Trust National Association, as Trustee (the “Trustee”) and (ii) the issued and outstanding 6.00% Senior Notes due 2111 of the Company (together with the 2041 Original Notes, the “Original Notes”) under an indenture, dated as of June 1, 2009, as amended and supplemented by a second supplemental indenture, dated as of May 23, 2011, and a third supplemental indenture, dated as of September 14, 2011 (collectively the “2111 Notes Indenture” and, together with the 2041 Notes Indenture, the “Indentures”), by and between the Company and the Trustee, as contemplated by the Registration Rights Agreement, dated as of September 14, 2011, by and among the Company and the Dealer Managers named therein (the “Registration Rights Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(i) the Registration Statement on Form S-4 of the Company relating to the Exchange Notes filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act on the date hereof (the “Registration Statement”);

(ii) an executed copy of the Registration Rights Agreement;

(iii) executed copies of each Indenture; and

(iv) the forms of the Exchange Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, including the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

The opinions stated herein are subject to the following further qualifications, assumptions and limitations:

(a)        the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)         we do not express any opinion with respect to the enforceability of Section 6.12 of the Indentures, nor do we express any opinion with respect to the enforceability of any provisions with respect to the choice of law or the choice of forum of the parties to the Exchange Notes and the Indentures; and

(c)         we have assumed that neither the execution and delivery by the Company of the Indentures and the Exchange Notes, as applicable, nor the performance by the Company of its obligations thereunder: (i) conflicts or will conflict with the articles of incorporation or by-laws of the Company; (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iv) violates or will violate any law, rule, or regulation to which the Company or its property is subject or (v) requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that when the Registration Statement, as finally amended, has become effective under the Securities Act, each Indenture has been qualified under the Trust Indenture Act and the Exchange Notes (in the forms examined by us) have been duly executed and authenticated in accordance with the terms of each Indenture and have been issued and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of each Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP